EXHIBIT 10.24.2

FIRST AMENDMENT OF EMPLOYMENT AGREEMENT

THIS AGREEMENT is made this 4th day of March 2022.

BETWEEN:	AQUILEX, INC.,
a Florida company having its office at 5810 Coral Ridge Drive, Suite 220 Coral Springs, FL 33076
USA
(“the Company”)

AND:	BRENT BRODIE
of 10936 Phoenix Way Naples, FL 34119
(the “Employee”)

WHEREAS:

A.The Company and the Employee (together, the “Parties”) entered into an employment agreement dated the 23rd of August, 2010 (the “Employment Agreement”).

B.The Parties are desirous of amending the Employment Agreement in accordance with the terms of the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree that the Employment Agreement is amended as follows:

1.	Clause 1 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“1.	The Employee is engaged as Executive Vice President of Business Development commencing 1 January 2022 subject to the terminations provisions set out in Clauses 17 and 18.”

2.	Clause 3 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“3.	The Employee’s Base Salary will be US$260,000 per annum payable semi- monthly in arrears.”

3.	Clause 4 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“4.

In addition, during the Term of this Agreement, the Company will pay the full cost of providing medical insurance, as generally provided for the Company’s employees from time to time, for the Employee.”

4.	Clause 6 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“6.	In addition to his Base Salary, the Employee shall be entitled to additional compensation each fiscal year pursuant to the Company’s short term and long term incentive compensation plans as follows:

Short Term Incentive Compensation

The Employee shall be entitled to receive an annual cash bonus.  The bonus amount payable to the Employee shall be based upon (i) the performance of the Company as compared to the financial performance targets for the Company, as established by the Board for the fiscal year; and (ii) the achievement of the individual goals set by the CEO for the fiscal year.

The performance measures, the Employee’s individual goals and the bonus amounts potentially payable to the Employee based upon the Company and/or the Employee achieving such performance measures and individual goals shall be communicated to the Employee by the CEO in writing by no later than March 1 of the fiscal year.

Any annual cash bonus earned by the Employee pursuant to this section shall be paid by the Company no later than March 31 of the following fiscal year.

Long Term Incentive Compensation

The Employee shall be entitled to receive restricted stock units (each an “RSU”) granted under to the Company’s 2008 Equity Incentive Plan at the beginning of each fiscal year, commencing with the 2015 fiscal year. Each RSU shall entitle the Employee to receive one share of the Company’s common stock upon the vesting of the RSU. Of the RSUs granted at the beginning of each fiscal year, one-sixth (1/6) of such RSUs shall vest at the end of that fiscal year, one-sixth (1/6) of such RSUs shall vest at the end of the second (2nd) fiscal year following the grant date, and one-sixth (1/6) of such RSUs shall vest at the end of the third (3rd) fiscal year following the grant date. The remaining one-half (1/2) of the RSUs granted (i.e. those that do not vest with time over three (3) years) shall vest based upon the performance of the Company as compared to the financial performance targets for the Company established by the Board for the three (3) year fiscal period beginning with fiscal year in which the RSUs are first granted.

The number of RSUs that may potentially vest to the Employee with time over the three (3) year period and the number of RSUs that may potentially vest to the Employee based upon the performance of the Company over the three (3) year period (as well as the financial targets by which the Company’s performance will be measured) shall be communicated to the Employee by the CEO in writing by no later than March 1 of the fiscal year. Vesting of the RSUs shall be contingent on the Employee’s employment with the Company on each vesting date. Therefore, any unvested shares shall be automatically forfeited upon cessation of service to the Company resulting from the Employee’s resignation or termination for cause.”

5.	Clause 7 of the Employment Agreement is hereby amended and restated as follows: Replace the amount “US$850” with “US1,450”.

6.	Clause 9 of the Employment Agreement is hereby amended and restated in its entirety as follows:

9.	The Employee must devote the whole of his time to the Company's business and must use his best endeavors to promote the Company's interest and welfare.

The Employee must provide strategic and operational direction and leadership to the Company’s Business Development, Sales and Marketing department (“the Department”), which includes but is not limited to, (i) developing and implementing sales and marketing strategy to attain Corporate Objectives, (ii) monitoring and analyzing sales and marketing activities to determine whether objectives are being met, (iii) ensuring that accurate and timely information is available for management and/or Board use and (v) any further duties reasonably required of and assigned to him by the CEO which he must discharge in accordance with directions of the CEO.

Corporate Objectives include but are not limited to; (i) meeting or exceeding budgeted earnings targets, (ii) improving operating profit margins, (iii) achieving excellent customer service, (iv) achieving excellent employee relations, (v) increasing the Company’s market share in its present markets,  and (vi) expanding into new and profitable markets.

The Employee’s powers and responsibilities include the following:-

(a)	Directing and managing all Company business development, sales and marketing activities.

(b)	Identifying and developing new markets and/or customers for the Company’s products and services.

(c)	Researching and developing strategies and plans which identify potential acquisitions and business growth opportunities in accordance with the Company’s Strategic Plan, as amended from time to time.

(d)	Preparing for approval by the CEO, and managing business development, sales and marketing budgets.

(e)

Assisting as required with project proposals in accordance with the Company’s bidding procedures. It is expected that proposals will be developed with input from the Engineering and Finance departments.

(f)	Representing the Company at various trade shows, industry group and business conferences as appropriate.

(g)	Supervising the preparation, issuance, and delivery of sales & marketing materials, exhibits, and promotional programs, and in particular the Company’s web sites and social media channels.

(h)	Promoting positive relations with partners, vendors, and customers.

(i)

Overseeing the supervision of subordinate personnel, including work allocation, training, and problem resolution, evaluating performance; making recommendations for personnel actions and motivating employees to achieve peak productivity and performance;

(j)	Preparing and presenting to the CEO quarterly reports on the activities of the Department for presentation and discussion by the Board;

(k)	Carrying out any special projects which may be assigned to the Employee by the CEO from time to time.

The Employee must perform his duties under this Agreement during normal business hours from Monday to Friday inclusive (except on public holidays)  but he accepts that his duties, which include travelling on the Company’s business both within the United States of America and abroad, may, from time to time, require work to be undertaken on Saturdays, Sundays and public holidays.

The Employee must not directly or indirectly engage in any activities or work which the Board deems to be detrimental to the best interests of the Company.”

7.

All other provisions of the Employment Agreement are incorporated herein and shall remain in full force and effect, including, but not limited to, capitalized terms that are not otherwise defined herein.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

EXECUTED for and on behalf of AQUILEX, INC.	AQUILEX, INC.
by:
in the presence of:

/s/ Ramjeet Jerrybandan	/s/ Frederick W. McTaggart
Witness

EXECUTED by BRENT BRODIE
in the presence of:

/s/ Teri Brodie	/s/ Brent Brodie
Witness	BRENT BRODIE